EXHIBIT 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CGI GROUP INC.,

CGI VIRGINIA CORPORATION

and

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

Dated as of March 10, 2004

i

ANNEX A            Conditions to the Offer

ii

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 10, 2004, by and among CGI Group Inc., a corporation organized under the laws of the province of Québec (the “Parent”), CGI Virginia Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), and American Management Systems, Incorporated, a Delaware corporation (the “Company”).

RECITALS

     WHEREAS, the respective Boards of Directors of the Parent, the Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that the Parent and the Company consummate the business combination and other transactions provided for herein;

     WHEREAS, it is intended that the business combination be accomplished upon the terms and subject to the conditions set forth in this Agreement, by the Merger Sub commencing a cash tender offer (as such offer may be amended from time to time, the “Offer”) for all of the outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) upon the terms and subject to the conditions set forth in this Agreement (the shares of Company Common Stock subject to the Offer are hereinafter referred to as the “Shares”) in an amount of $19.40 per Share (the “Offer Consideration”) to be followed by the Merger (as defined in Section 2.1);

     WHEREAS, the respective Boards of Directors of the Parent, the Merger Sub and the Company have approved the Offer and have declared the advisability of, adopted and approved, in accordance with the General Corporation Law of the State of Delaware (“DGCL”), this Agreement and the transactions contemplated hereby, including the Merger;

     WHEREAS, subject to the terms of this Agreement, the Board of Directors of the Company has resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares in the Offer, adopt this Agreement and approve the Merger;

     WHEREAS, the Parent, as the sole stockholder of the Merger Sub, has approved the Offer and, immediately after the execution and delivery of this Agreement, will approve and adopt this Agreement and approve the Merger;

     WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to the Parent’s and the Merger Sub’s willingness to enter into this Agreement, certain officers and directors of the Company are entering into separate voting agreements (the “Stockholder Tender and Voting Agreements”), pursuant to which such individuals are agreeing, among other things, to tender their Shares in the Offer and to grant the Parent a proxy to vote their respective shares of Company Common Stock in favor of the Merger, upon the terms and subject to the conditions set forth therein; and

     WHEREAS, the Parent, the Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE OFFER

          Section 1.1 The Offer.

               (a) Provided that this Agreement shall not have been terminated and none of the events set forth in Section (a) through (i) of Annex A attached hereto and made a part hereof (“Annex A”) shall have occurred and be continuing (and shall not have been waived by the Merger Sub), the Merger Sub shall, and the Parent shall cause the Merger Sub to, commence (within the meaning of Rule 14d-2 of the Exchange Act (as defined in Section 2.9(a)(ii))) the Offer as promptly as reasonably practicable after the date hereof. The obligation of the Merger Sub to accept for payment and pay for the Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the then outstanding Shares on a fully-diluted basis (taking into account all Shares issued and outstanding as of the expiration of the Offer and all additional Shares that would be issued and outstanding if all vested options, warrants or rights to purchase Shares at a price per Share less than the Offer Consideration were exercised) (the “Minimum Condition”) and to the satisfaction or waiver by the Merger Sub of the other conditions set forth in Annex A (the Minimum Condition and the conditions set forth in Annex A collectively, the “Offer Conditions”). The Company agrees that no Shares held by the Company or any of its Subsidiaries (as defined in Section 3.1(a)) will be tendered to the Merger Sub pursuant to the Offer. The Merger Sub expressly reserves the right to waive in whole or in part any of the Offer Conditions (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, changes the form of consideration to be paid in the Offer, imposes conditions to the Offer in addition to the conditions set forth in Annex A, waives or changes the Minimum Condition or makes any other change in the terms and conditions of the Offer that is in any manner adverse to the holders of Shares or, except as provided below, extends the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction of the Minimum Condition and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A as of any expiration date of the Offer, the Merger Sub shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable Legal Requirements (as defined in Section 3.2(d)). The scheduled expiration date of the Offer shall initially be 20 Business Days (as defined in Section 9.3(e)) following the date of commencement of the Offer (counting for such purposes the day the Offer is commenced as the first day of such period), and the Offer shall be extended until such time as the Offer Conditions are satisfied or, to the extent permitted by this Agreement, waived; provided, however, that the scheduled expiration date of the Offer shall not be extended beyond 75 calendar days following the date of commencement of the Offer (counting for such purposes the day the Offer is commenced as the first day of such period) without the mutual written consent of the Company and the Merger Sub (such date as may be so extended, the “Outside Offer Date”). Notwithstanding the foregoing, the Merger Sub may, without the consent of the Company, (i) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission (the “SEC”), the staff thereof or the Nasdaq National Market (“NASDAQ”) applicable to the Offer (but in no event beyond the Outside Offer Date) or (ii) provide for one or more “subsequent offering periods” of up to an additional 20 Business Days in the aggregate in accordance with and to the extent permitted by Rule 14d-11 under the Exchange Act. Parent and Merger Sub shall not terminate the Offer prior to any scheduled expiration date (as the same may be extended or required to be extended) without the written consent of the Company except in the event that Parent and Merger Sub terminate this Agreement pursuant to Section 8.1. At the time that the Merger Sub becomes obligated to accept for payment and pay for Shares pursuant to the Offer, the Parent shall provide or cause to be provided to the Merger Sub the funds necessary to pay for all Shares that the Merger Sub becomes so obligated to accept for payment and pay for pursuant to the Offer. The Offer Consideration shall, subject to any required withholding of Taxes (as defined in Section 9.3(h)), be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

               (b) On the date of the commencement of the Offer, the Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the “Offer Documents”). The Parent and the Merger Sub shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. The Parent and the Merger Sub, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Merger Sub will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws and the DGCL. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC. In addition, the Parent and the Merger Sub agree to provide the Company and its counsel with any comments, whether written or oral, that the Parent or the Merger Sub or either of their counsel may receive from time to time from the SEC or its staff with respect to the

Schedule TO promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments (and provide the Company and its counsel with copies of any such written response and telephonic notification of any such verbal response). If the Offer is terminated or withdrawn by the Merger Sub, the Parent and the Merger Sub shall promptly use their respective best efforts to cause the Paying Agent to cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent (as defined in Section 2.7(a)).

          Section 1.2 Company Actions.

               (a) The Company represents and warrants that the Company’s Board of Directors, by resolutions adopted by unanimous vote at a meeting of all directors called, has duly (i) determined that the terms of this Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) declared the advisability of, approved and adopted this Agreement and approved and adopted the transactions contemplated hereby, including the Merger, (iii) approved the Stockholder Tender and Voting Agreement and (iv) resolved to recommend that (A) the stockholders of the Company accept the Offer, tender their Shares to the Merger Sub thereunder and, if required by Legal Requirements, adopt this Agreement and approve the Merger and (B) this Agreement be submitted to the Company’s stockholders for adoption at the Company Stockholder Meeting (as defined in Section 2.9(a)(i)) to the extent required under the DGCL. Subject to Section 6.1(e), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company’s Board of Directors described in this Section 1.2(a).

               (b) As promptly as practicable after the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”) which shall contain the recommendation referred to in clause (iv) of Section 1.2(a) hereof (subject to Section 6.1(e)). The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of the Parent and the Merger Sub, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide the Parent, the Merger Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to consult with the Parent, the Merger Sub and their counsel prior to responding to any such comments (and provide the Parent, the Merger Sub and their counsel with copies of any such written response and telephonic notification of any such verbal response).

               (c) The Company shall promptly furnish the Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares to the extent in possession of the Company or the transfer agent for the Shares. The Company shall furnish the Merger Sub with such additional information, including updated listings and computer files of the stockholders of the Company, mailing labels and security position listings, and such other assistance as the Parent, the Merger Sub or their Representatives (as defined in Section 6.1(a)) may reasonably require in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, the Parent and the Merger Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated or if the Offer is otherwise terminated, shall promptly destroy, or cause to be destroyed, or deliver, or cause to be delivered, to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their Representatives and shall certify in writing to the Company their compliance with this Section 1.2(c).

          Section 1.3 Directors of the Company.

               (a) Subject to compliance with applicable law, promptly upon the purchase of and payment for a number of Shares that satisfies the Minimum Condition by the Merger Sub pursuant to the Offer, the Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (after giving effect to the directors designated by the Parent pursuant to this sentence) by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of the Merger Sub, promptly increase the size of its Board of Directors or exercise its reasonable commercial efforts to secure the resignations of such number of directors, or both, as is necessary to enable the Parent’s designees to be so elected or appointed to the Company’s Board of Directors and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, shall cause the Parent’s designees to be so elected or appointed. At such time, the Company shall, if requested by the Parent, also cause directors designated by the Parent and the Merger Sub to constitute at least the same percentage (rounded up to the next whole number) as is on the Company’s Board of Directors of each Board of Directors of each Subsidiary of the Company and committee of the Company’s Board of Directors. Notwithstanding the foregoing, if the Parent’s designees are appointed or elected to the Company’s Board of Directors hereunder, until the Effective Time the Company shall (and the Parent shall use reasonable commercial efforts to cause the Company to) have at least two members of the Company’s Board of Directors who are directors on the date hereof and who are neither officers of the Company nor designees of the Parent and who are otherwise “independent directors” under applicable NASDAQ rules (the “Independent Directors”); provided, however, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the parties shall use their commercially reasonable efforts to cause the Board of Directors of the Company to cause the Person designated by the remaining Independent Director to be elected to fill such vacancy, which person shall be deemed to be an Independent Director for all purposes of this Agreement. If no Independent Directors then remain, the other directors of the Company then in office shall designate two Persons to fill such vacancies who will not be directors, officers, employees or affiliates of the Parent, the Merger Sub or the Company, and such persons shall be deemed to be Independent Directors for all purposes of this Agreement.

          (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to its stockholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the Parent’s designees to be elected to the Company’s Board of Directors. The Parent and the Merger Sub will supply the Company any information with respect to them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(b) are in addition to and shall not limit any rights that any of the Merger Sub, the Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

          (c) Following the election or appointment of the Parent’s designees pursuant to Section 1.3(a) and until the Effective Time (as defined in Section 2.2), the Company’s Board of Directors shall include at least one Independent Director and the approval of a majority of the Independent Directors shall be required to authorize any amendment of this Agreement or the Company Charter Documents (as defined in Section 3.1(b)), any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Merger Sub or the Parent, any waiver of any of the Company’s rights or remedies hereunder or any action as to which consent, agreement or action of the Company is required hereunder or in connection herewith; provided, however, if the foregoing provisions of this subsection are invalid or incapable of being enforced under applicable law, then neither the Parent nor the Merger Sub shall approve (either in its capacity as a stockholder or as a party to this Agreement, as applicable), and the Parent and the Merger Sub shall use their commercially reasonable efforts to prevent the occurrence of, such action unless such action shall have received the unanimous approval of the Board of Directors of the Company. The Board of Directors of the Company shall not delegate any matter covered by this Section 1.3(c) to any committee of the Board of Directors of the Company unless such committee consists only of Independent Directors.

ARTICLE II

THE MERGER

          Section 2.1 The Merger. Subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, at the Effective Time, the Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

          Section 2.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and the Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined in this Section 2.2). The closing of the Merger (the “Closing”) shall take place at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, McLean, Virginia 22102, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

          Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

          Section 2.4 Certificate of Incorporation and Bylaws. Subject to Section 6.8, at the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety to be identical to the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is American Management Systems, Incorporated”; and provided further, any provisions relating to the incorporator or initial directors shall be eliminated. Subject to Section 6.8, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

          Section 2.5 Directors and Officers. The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation from and after the Effective Time, until their respective successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the

Effective Time shall become the officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly appointed.

          Section 2.6 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holders of any Shares of the Company:

               (a) Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.6(c) and the Dissenting Shares) automatically shall be converted into the right to receive the Offer Consideration in cash (the “Merger Consideration”) payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.7, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and automatically shall be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.7. Any payment made pursuant to this Section 2.6(a) shall be made net of applicable withholding taxes in accordance with Section 2.7(f) to the extent that such withholding is required by applicable Legal Requirements.

               (b) Each issued and outstanding share of common stock, par value $0.01 per share, of the Merger Sub shall be converted into and become one validly-issued, fully-paid and nonassessable share of common stock of the Surviving Corporation.

               (c) All Shares that are owned at the Effective Time by the Company, the Parent, the Merger Sub or any other direct or indirect wholly-owned Subsidiary of the Company, the Parent or the Merger Sub shall be canceled and no Merger Consideration shall be delivered in exchange therefor.

               (d) At the Effective Time, all Company Options (as defined in Section 3.2(b)) outstanding under the Company’s equity incentive plans, the 1996 Amended Stock Option Plan F, as amended, the 1992 Amended and Restated Stock Option Plan E, as amended, the Stock Option Plan for Employees, the Restricted Stock and Stock Bonus Plan, the 2003 Stock Incentive Plan and the 1999 Contractor Stock Option Plan, and each other plan or Contract (as defined in Section 9.3(g)) of any nature with any Person (as defined in Section 9.3(d)) pursuant to which any option to purchase capital stock of the Company has been granted, but in any case excluding the Company’s Employee Stock Purchase Plan (collectively, the “Company Stock Option Plans”) shall be treated as set forth in Section 6.7(a). Rights outstanding under the Company’s Employee Stock Purchase Plan (the “Company Purchase Plan”) shall be treated as set forth in Section 6.7(c). Deferred Stock Units (as defined in Section 6.7(d)) and Restricted Stock (as defined in section 6.7(d)) shall be treated as set forth in section 6.7(d).

               (e) The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

          Section 2.7 Exchange of Certificates.

               (a) Prior to the Effective Time, the Parent shall designate an agent reasonably acceptable to the Company to act as agent for the holders of the Shares (other than the Shares held by the Parent, the Merger Sub, the Company or any of their Subsidiaries) in connection with the Merger (the “Paying Agent”) to receive in trust, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.6(a). At the Effective Time, the Parent shall deposit the Merger Consideration with the Paying Agent. The Merger Consideration shall be invested by the Paying Agent as directed by the Parent or the Surviving Corporation. If for any reason (including losses) the funds held by the Paying Agent are inadequate to pay the amounts to which the Stockholders shall be entitled under Section 2.6(a), the Parent and the Surviving Corporation shall be liable for the payment thereof.

               (b) As promptly as practicable after the Effective Time, the Parent and the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates” or individually, a “Certificate”), whose Shares were converted pursuant to Section 2.6(a) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Paying Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and instructions for effecting the surrender of a Certificate in exchange for the Merger Consideration for the Shares. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the Parent, the holder of such Certificate shall receive promptly in exchange therefor the Merger Consideration for each Share formerly evidenced thereby, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of a Certificate. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall (i) have paid any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or (ii) have established to the satisfaction of the Surviving Corporation that such Taxes have been paid or that payment of Taxes is not applicable. Until surrendered as contemplated by this Section 2.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by Section 2.6.

               (c) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Company of the Shares, which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Legal Requirements. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

               (d) At any time following the six month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided, that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Shares represented by the Certificate claimed to have been lost, stolen or destroyed.

               (f) The Parent, the Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Offer Consideration or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any or all such amounts as are required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), and/or any applicable provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent that amounts are so deducted and withheld by the Parent, the Merger Sub, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares to which such consideration would otherwise have been paid.

          Section 2.8 Dissenting Shares.

               (a) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Company stockholder who (A) has not voted such shares in favor of the Merger; (B) shall have delivered a written demand for appraisal of such shares in the manner provided for in Section 262 of the DGCL; and (C) shall not have effectively withdrawn or lost such right to appraisal as of the Effective Time (the “Dissenting Shares”), shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (1) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL; (2) if any holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Dissenting Shares or lost his right to appraisal and payment for his Dissenting Shares under Section 262 of the DGCL; or (3) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided for the filing of such petition in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Dissenting Shares, and each such Dissenting Share shall be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.7 of this Agreement, of the Certificate or Certificates that formerly evidenced such shares.

               (b) The Company shall give the Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company; and (B) the opportunity to lead all negotiations and proceedings with respect to demands for appraisal under the DGCL (it being understood that the Company shall be entitled to participate therein). The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          Section 2.9 Stockholders’ Meeting; Proxy/Information Statement.

               (a) As soon as practicable following the expiration of the Offer, if required by applicable Legal Requirements in order to consummate the Merger,

                    (i) the Company, acting through its Board of Directors, shall, in accordance with applicable Legal Requirements, duly call, give notice of, convene and hold a special meeting of its stockholders, to be held on the earliest practicable date determined in consultation with the Parent (the “Company Stockholders’ Meeting”). Alternatively, the Company may seek to obtain, and Parent and Merger Sub shall provide or cause to be promptly provided, written consent in lieu of a meeting of Company Stockholders pursuant to Section 228 of the DGCL and the Company Charter Documents. Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the Company Stockholders’ Meeting without the

Parent’s prior written consent and the written consent of a majority of the Independent Directors;

                    (ii) the Company shall prepare and file a preliminary proxy statement or information statement (as amended, supplemented or modified, the “Proxy/Information Statement”) relating to the Merger and this Agreement which shall comply as to form with all applicable Legal Requirements and which shall include all information concerning the Company, the Parent and the Merger Sub required to be set forth therein pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the applicable rules and regulations thereunder (the “1934 Act Rules”, and together with the 1934 Act, the “Exchange Act”);

                    (iii) the Company shall respond promptly to any comments of the SEC and shall file a definitive form of the Proxy/Information Statement, which shall reflect compliance with or resolution of the comments and requests in accordance with the Exchange Act from the SEC as the Company and the Parent shall deem appropriate;

                    (iv) the Company shall distribute the Proxy/Information Statement to the Company’s stockholders in accordance with applicable Legal Requirements; and

                    (v) subject to Section 6.1(e), the Company shall take all such other reasonable action necessary or appropriate to obtain the lawful approval of this Agreement by the Company’s stockholders including, to the extent necessary or advisable, soliciting from holders of Shares proxies in favor of the adoption and approval of this Agreement, the Merger and the transactions contemplated hereby. Without limiting the generality of the foregoing, (A) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section 2.9, shall not be affected by a Change of Company Recommendation (as defined in Section 6.1(e)); and (B) the Company agrees that its obligations pursuant to this Section 2.9 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Offer.

               (b) The Parent and the Merger Sub shall furnish to the Company all information concerning the Parent, the Merger Sub and their affiliates required by the Exchange Act or as otherwise required by the SEC to be set forth in the Proxy/Information Statement.

               (c) Each of the Company and the Parent shall consult and confer with the other and the other’s counsel regarding the Proxy/Information Statement and each shall have the opportunity to comment on the Proxy/Information Statement, and any amendments or supplements thereto, before the Proxy/Information Statement is filed with the SEC or mailed to the Company’s stockholders. Each of the Company and the Parent will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Proxy/Information Statement.

               (d) The Parent will vote, or cause to be voted, all Shares acquired by the Parent, the Merger Sub or any other Subsidiary of the Parent in favor of the Merger and the adoption of this Agreement.

               (e) Notwithstanding the provisions of Sections 2.9 (a) and (b), in the event that the Parent, the Merger Sub and any other Subsidiaries of the Parent shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, Parent and Merger Sub shall, subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company’s stockholders, in accordance with Section 253 of the DGCL.

          Section 2.10 Further Action. At and after the Effective Time, the officers and directors of the Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and the Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and the Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Parent and the Merger Sub as set forth below, subject to those exceptions disclosed in writing in the disclosure schedules supplied by the Company to the Parent, dated as of the date hereof, and certified by a duly authorized officer of the Company (the “Company Disclosure Schedule”). For purposes of the representations and warranties of the Company contained herein, each exception set forth in the Company Disclosure Schedule and each other response to this Agreement set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and disclosure in any section of the Company Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by the Company calling for disclosure of such information if it is reasonably apparent on the face of the Company Disclosure Schedules that such disclosure is applicable; provided, however, that the Company represents and warrants that it has made a good faith effort to include specific cross-references to other portions thereof where applicable. The Company Disclosure Schedule may incorporate disclosures contained in any quarterly, annual or current report or any proxy or information statement filed with or furnished to the SEC (a “Public Filing”) by reference to a specific portion of a specific Public Filing. The inclusion of any information in any section of the Company Disclosure Schedule or other document delivered by the Company pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

          Section 3.1 Organization; Standing; Charter Documents; Subsidiaries.

               (a) Organization; Standing. Each of the Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 9.3(c)) on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, “Subsidiary”, when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the equity securities or other equity interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided, however, that the term “Subsidiary” shall not include any teaming arrangement, alliance or joint venture of which the Company or any Subsidiary is a party. For purposes of this Agreement, the term “Significant Subsidiary” means a Subsidiary that has assets or liabilities or that is actively carrying on any business activities, but shall not include any “Dagger Subsidiary”, as such term is defined in that certain Asset Purchase Agreement, dated on or about the date hereof, by and among Parent, Merger Sub, the Company, CACI International, Inc., CACI, INC. — FEDERAL and Dagger Acquisition Corporation (the “DIG Purchase Agreement”).

               (b) Charter Documents. The Company has delivered or made available to the Parent: (i) a true and correct copy of the certificate of incorporation (including any certificate of designations) and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, of each of its Significant Subsidiaries, each as amended to date (collectively, “Subsidiary Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Significant Subsidiary is not in material violation of its respective Subsidiary Charter Documents.

               (c) Subsidiaries. Section 3.1(c) of the Company Disclosure Schedule sets forth a list of all the Significant Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws or for Liens set forth on Section 3.1(c) of the Company Disclosure Schedule.

          Section 3.2 Capital Structure.

               (a) Capital Stock. The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock and (ii) 4,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”). As of February 29, 2004: (i) 42,684,247 shares of Company Common Stock are issued and outstanding and (ii) no shares of the Company Preferred Stock are issued and outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued prior to the Effective Time pursuant to any Company Options will be when issued, duly authorized and validly issued, fully paid and nonassessable.

               (b) Stock Options. As of March 2, 2004, 5,927,080 shares of Company Common Stock are subject to issuance pursuant to outstanding stock options granted under or pursuant to the Company Stock Option Plans (referred to in this Agreement as “Company Options”). The Company has provided Parent a list, as of March 8, 2004, of each outstanding Company Option and (a) the name of the holder of such Company Option; (b) the number and type of shares of Company Common Stock subject to such Company Option; (c) the exercise price of such Company Option; (d) the date on which such Company Option was granted; (e) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable; and (f) the latest date on which such Company Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 3.2(b) of the Company Disclosure Schedule sets forth a list of all outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

               (c) Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (“Voting Debt”) is issued or outstanding as of the date hereof.

               (d) Other Securities. Other than the preferred stock or other rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of July 31, 1998, between the Company and ChaseMellon Shareholder Services L.L.C. (the “Rights Agreement”) and the Company Options and other awards under the Company Stock Option Plans, except as otherwise set forth in the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound, or any preemptive or similar rights, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Material Company Contracts. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.3(c)).

          Section 3.3 Authority; Non-Contravention; Necessary Consents.

               (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer and the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement and the approval of the Merger by the Company’s stockholders and the filing of the Certificate of Merger as, if and to the extent required pursuant to the DGCL. The affirmative vote of the holders of record of not less than a majority of all votes entitled to be cast by the holders of the outstanding shares of Company Common Stock to adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby (the “Company Stockholders’ Approval”) This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the Parent and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

               (b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents; (ii) subject to obtaining the Company Stockholders’ Approval and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party in any material respect under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 9.3(f)). Section 3.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company Material Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

               (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or the Parent are qualified to do business; (ii) the filing of (A) the Proxy/Information Statement with the SEC in accordance with Exchange Act, if approval of the Company’s stockholders is required by the DGCL and (B) the filing of the Schedule TO with the SEC in accordance with the Exchange Act, and (C) the filing of the Schedule 14D-9 with the SEC in accordance with the Exchange Act; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the competition laws of Germany, the Exon-Florio Amendment to Section 721 of the Defense Production Act of 1950 (the “Defense Production Act”) and NASDAQ; (iv) the consents listed on Section 3.3(c) of the Company Disclosure Schedule; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country except where the failure to obtain such consent, approval, order, authorization, registration or declaration and filings would reasonably be expected not to have a Material Adverse Effect; and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would materially affect the Company or the Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) are referred to herein as the “Necessary Consents”.

          Section 3.4 SEC Filings; Financial Statements.

               (a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since December 31, 2000. The Company has delivered or made available to the Parent all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the “Company SEC Reports”. As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Company SEC Report. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent, the Merger Sub, CACI International, Inc., CACI, INC. — FEDERAL or Dagger Acquisition Corporation which is contained in any of the foregoing documents, or which any of such Persons failed to supply.

               (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing (the “Company Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The balance sheet of the Company contained in the draft of the Company’s Form 10-K for the year ended December 31, 2003 provided by the Company as of December 31, 2003 is hereinafter referred to as the “Company Balance Sheet,” which shall be in all material respects consistent with the Company’s balance sheet included in the Form 10-K to be filed by the Company after the date hereof (but for changes related to the announcement of the Agreement). Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company other than (i) as set forth on Schedule 3.4(b) of the Disclosure Schedule or (ii) as incurred in the ordinary course of the Company’s business consistent with past practice.

               (c) The Company has heretofore furnished to the Parent and the Merger Sub a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. All public announcements in a news release issued by the Dow Jones News Service, PR Newswire or any equivalent service made by the Company since the date of the Company Balance Sheet did not and will not contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent, the Merger Sub, CACI International, Inc., CACI, INC. — FEDERAL or Dagger Acquisition Corporation which is contained in any of the foregoing documents, or which any of such Persons failed to supply.

               (d) Section 3.4(d) of the Company Disclosure Schedule sets forth a complete list of all effective registration statements applicable to the Company’s capital stock filed on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

               (e) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 promulgated under the Exchange Act) and internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15 promulgated under the Exchange Act) intended to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer. To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. To the Knowledge of the Company, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

          Section 3.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and each of its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) an event or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or (b) any event or development which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the performance of this Agreement by the Company.

          Section 3.6 Brokers’ and Finders’ Fees. Except for fees payable to Goldman, Sachs & Co. pursuant to an engagement letter dated January 14, 2004, a copy of which has been provided to the Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          Section 3.7 Disclosure. Neither the Proxy/Information Statement, the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Proxy/Information Statement, the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to the Company’s stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy/Information Statement and the Schedule 14D-9, will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent, the Merger Sub, CACI International, Inc., CACI, INC. — FEDERAL or Dagger Acquisition Corporation which is contained in any of the foregoing documents, or which any of such Persons failed to supply.

          Section 3.8 Fairness Opinion. The Company’s Board of Directors has received the opinion of Goldman, Sachs & Co., dated as of the date hereof, to the effect that, as of such date, the cash consideration to be received by the Company’s stockholders pursuant to the Offer and the Merger is fair from a financial point of view to such stockholders, and has (or promptly upon receipt of a written copy thereof will have) delivered to the Parent a copy of such opinion.

          Section 3.9 Takeover Statutes. The Board of Directors of the Company has taken all necessary action so that the restrictions on business combinations contained in Section 203 of the DGCL that otherwise could be applicable to the Parent, and any other similar Legal Requirement, will not apply to the execution, delivery or performance of this Agreement and the consummation of the Offer and the Merger and the other transactions contemplated hereby.

          Section 3.10 Absence of Questionable Payments. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries, has used any Company funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any Subsidiary of the Company nor any current director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary of the Company, has, when acting in such capacity, accepted or received any unlawful contributions, payments, gifts, or expenditures. The Company is in compliance with the provisions of Section 13(b) of the Exchange Act.

          Section 3.11 Rights Agreement. The Company has amended the Rights Agreement and has taken and will maintain in effect all further necessary action (a) to prevent any Right issued or issuable under the Rights Agreement from becoming exercisable by virtue of this Agreement, the Stockholder Tender and Voting Agreement, the Offer, the Merger and the other Transactions and (b) to ensure that (i) neither the Parent nor the Merger Sub nor any of their “Affiliates” (as defined in the Rights Agreement) or “Associates” (as defined in the Rights Agreement) is considered to be an “Acquiring Person” (as defined in the Rights Agreement) by virtue of this Agreement, the Stockholder Tender and Voting Agreement, the Offer, the Merger and the other Transactions; and (ii) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger, the execution of this Agreement, or the Stockholder Tender and Voting Agreement. The Company has made available to the Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

          Section 3.12 Representations Complete. The representations or warranties made by the Company herein, including the Company Disclosure Schedule, when such representations and warranties and the Company Disclosure Schedule are read together in their entirety with the Company SEC Reports, do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

     The Parent and the Merger Sub represent and warrant to the Company as set forth below, subject to the exceptions disclosed in writing in the disclosure schedules supplied by the Parent and the Merger Sub to the Company, dated as of the date hereof, and certified by a duly authorized officer of each of the Parent and the Merger Sub (the “Parent Disclosure Schedule”). For purposes of the representations and warranties of the Parent and the Merger Sub contained herein, each exception set forth in the Parent Disclosure Schedule and each other response to this Agreement set forth in the Parent Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and disclosure in any section of the Parent Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by the Parent and the Merger Sub calling for disclosure of such information if it is reasonably apparent on the face of the Parent Disclosure Schedules that such disclosure is applicable; provided, however, that the Parent and Merger Sub represent and warrant that they have made a good faith effort to include specific cross-references to other portions thereof where applicable. The inclusion of any information in any section of the Parent Disclosure Schedule or other document delivered by the Parent and the Merger Sub pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

          Section 4.1 Organization; Standing; Charter Documents; Subsidiaries.

               (a) Organization; Standing and Power. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on the Parent or the Merger Sub, as the case may be, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent or the Merger Sub as the case may be.

               (b) Charter Documents. The Parent has delivered or made available to the Company (i) a true and correct copy of the Articles of Incorporation (including any certificate of designations) and Bylaws of the Parent, each as amended to date (collectively, the “Parent Charter Documents”) and (ii) the Subsidiary Charter Documents of the Merger Sub, and each such instrument is in full force and effect. The Parent is not in violation of any of the provisions of the Parent Charter Documents and the Merger Sub is not in violation of its Subsidiary Charter Documents.

               (c) Merger Sub. Except as contemplated by this Agreement, the Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has the Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

          Section 4.2 Authority; Non-Contravention; Necessary Consents.

               (a) Authority. Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of phis Agreement and the consummation of the transactions contemplated hereby has peen duly authorized by all necessary corporate action on the part of the Parent and the Merger Sub and no other corporate proceedings on the part of the Parent or the Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer or the Merger and the other transactions contemplated hereby, subject to the filing of the Certificate of Merger pursuant to the DGCL and the adoption of this Agreement by the Parent as the sole stockholder of the Merger Sub. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of the Parent and the Merger Sub, enforceable against each of the Parent and the Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

               (b) Non-Contravention. The execution and delivery of this Agreement by the Parent and the Merger Sub does not, and performance of this Agreement by the Parent and the Merger Sub will not: (i) conflict with or violate the Parent Charter Documents or the Certificate of Incorporation or Bylaws of the Merger Sub or (ii) conflict with or violate any material Legal Requirement applicable to the Parent or the Merger Sub or by which the Parent or the Merger Sub or any of their respective properties is bound or affected.

               (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Parent or the Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Offer, the Merger and other transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Parent, the Merger Sub or the Company or materially adversely affect the ability of the parties hereto to consummate the Offer or the Merger within the time frame in which the Offer or the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

          Section 4.3 Disclosure. None of the information supplied by the Parent or the Merger Sub for inclusion in the Proxy/Information Statement, the Proxy Statement or the Schedule 14D-9 will, at the date mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy/Information Statement or necessary in order to make the statements in the Proxy/Information Statement, in light of the circumstances under which they are made, not misleading. The Schedule TO, the Offer Documents and any information supplied by the Parent or the Merger Sub for inclusion in the Schedule 14D-9 will not, at the respective times the Schedule TO, the Offer Documents, the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to the Company’s stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Schedule TO will, when filed by the Parent with the SEC, comply as to form in all material aspects with the applicable provisions of the Exchange Act.

Notwithstanding the foregoing, the Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company, which is contained in any of the foregoing documents, or which the Company failed to supply.

          Section 4.4 Sufficient Funds. Following the consummation of the sale of the Company’s Defense and Intelligence Division (as defined in Section 6.4(e)) and the loan of the gross Purchase Price (as defined in Section 2.4 of the DIG Purchase Agreement) paid upon such consummation (the “DIG Gross Proceeds”) from the Company to Parent pursuant to Section 6.10 hereof, the Merger Sub will have sufficient cash available to pay for the Shares that the Merger Sub becomes obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consideration pursuant to the Merger and to otherwise consummate the transactions contemplated herein or in the Offer Documents.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

          Section 5.1 Conduct of Business by the Company.

               (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of (x) the termination of this Agreement pursuant to its terms, and (y) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as otherwise expressly contemplated by this Agreement or to the extent that the Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use all commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization and workforce; and (ii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

               (b) Required Consent. In addition, without limiting the generality of Section 5.1(a), except as permitted by the terms of this Agreement or the DIG Purchase Agreement, and except as provided in Section 5.1 of the Company Disclosure Schedule, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of (x) the termination of this Agreement pursuant to its terms, and (y) the Effective Time, the Company shall not do, and shall not permit its Subsidiaries to do, any of the following:

                    (i) Enter into any new line of business material to it and its Subsidiaries taken as a whole;

                    (ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than dividends or distributions paid by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company);

                    (iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or pursuant to the Company Stock Option Plans or the terms of the Company Options;

                    (iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of the Company’s capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of the Company’s capital stock or Voting Debt or any securities convertible into shares of the Company’s capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than issuances of Company Common Stock upon the vesting and/or exercise of Company Options and/or other awards under the Company Stock Option Plans existing on the date hereof in accordance with their terms (including cashless exercises) or issuances of Company Common Stock pursuant to the Company Purchase Plan (together with, in each case, Rights) as permitted in Section 6.7(c);

                    (v) Redeem the Rights or amend, waive any rights under or otherwise modify or terminate the Rights Agreement in connection with an Acquisition Proposal by any person other than the Parent or the Merger Sub or render the Rights Agreement inapplicable to any Acquisition Proposal by any person other than the Parent or the Merger Sub unless, and only to the extent that, (A) the Company is required to do so by a court of competent jurisdiction or (B) the Acquisition Proposal is a Superior Proposal;

                    (vi) Cause, permit or propose any amendments to its Charter Documents or any of the Subsidiary Charter Documents of its Significant Subsidiaries;

                    (vii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

                    (viii) Enter into any joint ventures, strategic partnerships, teaming arrangement or alliances other than in the ordinary course of business consistent with past practice;

                    (ix) Sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets of the Company or its Subsidiaries, taken as a whole, except sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to existing Contracts which have been made available to the Parent prior to the date hereof;

                    (x) Make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Company or one of its Subsidiaries to or in the Company or one of its wholly-owned Subsidiaries, (B) the DIG Proceeds Loan pursuant to Section 6.10 hereof and (C) loans, advances, capital contributions or investments in excess of One Million Dollars ($1,000,000) in any joint venture, strategic partnership or alliance permitted pursuant to Section 5.1(b)(viii);

                    (xi) Except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting;

                    (xii) Make or change any material tax election;

                    (xiii) Settle any material claim (including any tax claim), action or proceeding involving money damages, except (A) in the ordinary course of business consistent with past practice or (B) to the extent subject to reserves existing as of the date hereof in accordance with GAAP;

                    (xiv) Except as required by Legal Requirements, Contracts binding on the Company or its Subsidiaries, or in the usual, regular and ordinary course of business, in substantially the same manner as heretofore conducted, and consistent with past practices and policies: (1) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to, any executive officer or director of the Company or any of its Subsidiaries or materially increase the foregoing with respect to employees of the Company and its Subsidiaries generally; (2) increase or make any commitment to increase, the benefits provided under any employee benefit plan (including any severance plan) of the Company (each, a “Company Plan”), or adopt or amend, or make any commitment to adopt or amend, any Company Plan or make any contribution, other than regularly scheduled contributions, to any Company Plan; (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of the Company Options or restricted stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options; (4) enter into any employment, severance, termination or indemnification agreement with any Company employee; (5) make any material written representation or commitment with respect to any material aspect of any Company Plan that is binding and not materially in accordance with the existing written terms and provisions of such Company Benefit Plan; (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company employee); or (7) enter into any agreement with any Company employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;

                    (xv) Subject the Parent or the Surviving Corporation or any of their respective Subsidiaries to any non-compete or other material restriction on any of their respective businesses following the Closing;

                    (xvi) Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any material intellectual property owned by the Parent or any of its Subsidiaries except for such agreements or commitments entered into in the ordinary course of business consistent with past practice or pursuant to any joint venture, strategic partnership, teaming arrangement or alliance permitted pursuant to Section 5.1(b)(viii);

                    (xvii) Enter into, modify or amend in a manner adverse to such party, or terminate any Company Material Contract or waive, release or assign any rights or claims thereunder, in each case, in a manner adverse to such party, other than any modification, amendment or termination of any such Company Material Contract in the ordinary course of business consistent with past practice;

                    (xviii) (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), except for Indebtedness for borrowed money under the Company’s existing credit facilities, or (ii) make or authorize any capital expenditure materially in excess of the Company’s budget as disclosed to the Parent prior to the date hereof;

                    (xix) Except with respect to an Acquisition Proposal subject to Section 6.1, take any action to render inapplicable, or to exempt any third party from any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares; or

                    (xx) Agree in writing or otherwise to take any of the actions described in (i) through (xviii) above.

ARTICLE VI

ADDITIONAL AGREEMENTS

          Section 6.1 Acquisition Proposals.

               (a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, advisors, agents, accountants, consultants, employees, investment bankers and legal counsel (collectively, “Representatives”) shall directly or indirectly: (i) solicit, initiate, or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 6.1(g)(i)); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 6.1(e)); or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or any transaction contemplated thereby. The Company shall immediately terminate, and shall cause each of its Subsidiaries and its and their Representatives to immediately terminate, all activities, discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. The Company shall promptly request that each person which has heretofore executed a confidentiality agreement with the Company or any of its affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Proposal to promptly return or destroy (which destruction the Company shall request be certified in writing by such person) all confidential information heretofore furnished by the Company or any of its affiliates or Subsidiaries or any of its or their Representatives to such person or any of its affiliates or Subsidiaries or any of its or their Representatives.

               (b) Notification Of Unsolicited Acquisition Proposals.

                    (i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide the Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide the Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep the Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent copies of any contracts, term sheets, letters of intent or other comparable materials providing for the terms of the Acquisition Proposal received from the Person or group making the Acquisition Proposal (including any amendments thereto).

                    (ii) The Company shall provide the Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.

               (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 6.1(a), prior to the acceptance for payment and payment for Shares by the Merger Sub in the Offer, in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 6.1(g)(ii)), it may then take the following actions (but only (A) if and to the extent that its Board of Directors concludes in good faith, following consultation with its outside legal counsel, that it is reasonably likely that the failure to do so would result in a breach of its fiduciary obligations under applicable Legal Requirements and (B) after the Company has given written notice (“Superior Offer Notice”) to the Parent that expressly states (1) that it has received a bona fide, written Acquisition Proposal from a third party that the Company’s Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer; (2) that the Company’s Board of Directors has concluded in good faith, following consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations under applicable Legal Requirements; (3) the identity of the third party making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal; and (4) the nature of the action that the Company intends to take):

                    (i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 6.2(a)) and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to the Parent (to the extent such nonpublic information has not been previously made available to Parent);

                    (ii) Engage in negotiations with the third party with respect to the Acquisition Proposal; and

                    (iii) Subject to compliance with Section 6.1(d), enter into definitive agreements with respect to such Acquisition Proposal and terminate this Agreement pursuant to Section 8.1(h) hereof.

               (d) For a period of not less than three Business Days after the Parent’s receipt from the Company of each Superior Offer Notice, the Company shall, if requested by the Parent, negotiate in good faith with the Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Offer no longer constitutes a Superior Offer.

               (e) Changes of Recommendation. Neither the Company’s Board of Directors nor any committee thereof shall withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to the Parent or to the Merger Sub, the Company Board of Director’s recommendation that the stockholders of the Company accept the Offer, tender their Shares to the Merger Sub thereunder and, if required by Legal Requirements, adopt this Agreement and the Merger. Notwithstanding the foregoing, (A) in response to the receipt of a Superior Offer that has not been withdrawn and continues to constitute a Superior Offer after the Company’s compliance with Section 6.1(d), the Board of Directors of the Company may withhold, change or withdraw its recommendation that the stockholders of the Company accept the Offer, tender their Shares to the Merger Sub thereunder and, if required by Legal Requirements, adopt this Agreement and the Merger; (B) in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer; and (C) to the extent that the Company’s Board of Directors concludes in good faith (following consultation with outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations under applicable Legal Requirements, the Board of Directors of the Company may withhold, change or withdraw its recommendation that the stockholders of the Company accept the Offer, tender their Shares to the Merger Sub thereunder and, if required by the Legal Requirements, adopt this Agreement and the Merger (any of the foregoing actions in (A), (B) or (C), whether by a Board of Directors or a committee thereof, a “Change of Company Recommendation”). In the case of (A) or (B), all of the following conditions in clauses (i) through (iv) shall be met:

                    (i) the Merger Sub shall not yet have accepted for payment and paid for the Shares pursuant to the Offer;

                    (ii) it shall have provided to the Parent written notice which shall state expressly (1) that it has received a Superior Offer; (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer; and (3) that it intends to effect a Change of Company Recommendation and the manner in which it intends to do so;

                    (iii) the Company Board of Directors has concluded in good faith, after consultation with its outside legal counsel and its financial advisors, that, in light of such Superior Offer, the failure of the Company Board of Directors to effect a Change of Company Recommendation would be reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable Legal Requirements; and

                    (iv) it shall not have breached in any material respect any of the provisions set forth in this Section 6.1.

               (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors, in connection with a tender or exchange offer for the Company’s outstanding securities by a third party, from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure to the Company’s stockholders if the Company’s Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with applicable Legal Requirements; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Company Recommendation unless specifically permitted pursuant to the terms of Section 6.1(e); provided, however, that the Company shall not be required to provide Parent or Merger Sub an opportunity to review in advance a Change of Company Recommendation.

               (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                    (i) “Acquisition Proposal”, with respect to the Company, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or other disposition (including by way of merger, consolidation or exchange), in a single transaction or series of related transactions, of the assets of the Company or any Subsidiary constituting 15% or more of the consolidated assets of the Company or accounting for 15% or more of the consolidated revenues of the Company (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company; and

                    (ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender or exchange offer, merger, consolidation or other business combination, (i) all or substantially all of the assets of the Company, or (ii) a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof or (iii) all or substantially all of the assets of the Company that are to be acquired by a subsidiary of CACI International, Inc., pursuant to the DIG Purchase Agreement, on terms that the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Offer and the Merger.

          Section 6.2 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

               (a) Confidentiality. The parties acknowledge that the Company and the Parent have previously executed a Confidentiality Agreement dated October 3, 2003, as since amended (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of the Parent and the Company will hold, and will cause its respective Representatives to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

               (b) Access to Information. The Company will afford the Parent and the Merger Sub and each of their Representatives reasonable access during normal business hours to each of the Company’s and its Subsidiaries’ properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as the Parent or the Merger Sub may reasonably request, and, during such period, upon request by the Parent or the Merger Sub, the Company shall, and shall cause its Subsidiaries to, furnish promptly to the Parent and the Merger Sub a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws.

               (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.2, Section 6.4 or Section 6.5 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties or the remedies available to any of the parties under this Agreement.

          Section 6.3 Public Disclosure. Without limiting any other provision of this Agreement, the Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on, any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Offer, the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Legal Requirements or any listing agreement with the New York Stock Exchange, NASDAQ or any other applicable national or regional securities exchange. The parties have agreed to the text of the press releases announcing the signing of this Agreement. Notwithstanding anything herein to the contrary, this Section shall not apply to any press release or other public statement by the Company relating to a Superior Offer or a Change of Company Recommendation.

          Section 6.4 Regulatory Filings; Best Efforts.

               (a) Regulatory Filings. Each of the Parent, the Merger Sub and the Company shall coordinate and cooperate with one another and shall each use best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and, as promptly as practicable after the date hereof, each of the Parent, the Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Offer and the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, Joint Voluntary Notices with the Committee on Foreign Investment in the United States (“CFIUS”), as may be deemed appropriate under the Exon-Florio Amendment to the Defense Production Act; and such other forms as are required under the competition laws of Germany; (ii) any other filing or registration necessary to obtain any Necessary Consent; (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Offer and the Merger. Each of the Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.4(a) to comply in all material respects with all applicable Legal Requirements.

               (b) Exchange of Information. The Parent, the Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 6.4(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and the Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of the Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that applicable Legal Requirements require such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

               (c) Notification. Each of the Parent, the Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.4(a), the Parent, the Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

               (d) Best Efforts. Each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the Offer Conditions and the conditions set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including such declarations, registrations, filings or agreements necessary to obtain the approval or consent of the Defense Security Service required under NISPOM and other registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents to the extent the failure to obtain any such consent, approval or waiver would prevent or materially hinder, delay or impair any party’s ability to consummate the Offer or Merger or other transactions contemplated hereby; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or other Legal Requirement is or becomes applicable to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to render inapplicable or minimize the effect of such takeover statute or other Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby. For the avoidance of doubt, “best efforts” shall require that each party make all reasonable expenditures necessary to meet the obligations set forth above and to litigate, if necessary, to obtain the Necessary Consents and consummate the transactions contemplated by this Agreement.

               (e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require the Parent or the Company or any Subsidiary or affiliate thereof to take or agree to take any Action of Divestiture (as defined in this Section 6.4(e)). For purposes of this Agreement, an “Action of Divestiture” shall mean making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to either: (i) the Parent and its Subsidiaries, or (ii) the Company and its Subsidiaries, in each case taken as a whole, or the holding separate of Company capital stock or imposing or seeking to impose any limitation on the ability of the Parent, the Company or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business except to the extent not material to the Parent and its Subsidiaries or, the Company and its Subsidiaries, in each case taken as a whole; provided, however, that an Action of Divestiture shall not include the sale of the Company’s Defense and Intelligence Division (the “Defense and Intelligence Division”) pursuant to the DIG Purchase Agreement.

          Section 6.5 Notification of Certain Matters.

               (a) By the Company. The Company shall give prompt notice to the Parent and the Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

               (b) By Parent. The Parent and the Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

          Section 6.6 Third-Party Consents. As soon as practicable following the date hereof, the Parent and the Company will each use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

          Section 6.7 Equity Awards and Employee Benefits.

               (a) Treatment of Stock Options. The Company shall use commercially reasonable efforts to (i) cause each Company Option that is outstanding, whether or not vested, immediately prior to the Effective Time, to, effective as of the Effective Time, be cancelled in exchange for the right to receive a single lump sum cash payment, to be paid by the Surviving Corporation to the holder of the Company Option as soon as practicable following the Closing, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option, and (B) the excess, if any, of the Merger Consideration for a share of Company Common Stock at the Effective Time over the exercise price per share of such Company Option (the aggregate amount payable under this Section 6.7(a), the “Option Consideration”), and (ii) obtain a release or other documentation executed by the holder of each such Company Option, reasonably satisfactory to the Parent and the Surviving Corporation, evidencing the cancellation of such Company Option. The parties agree that the Company may amend the Company Stock Option Plans and any applicable agreements as the Company deems necessary or appropriate to carry out the Company’s obligations under this Section 6.7(a). The Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the Option Consideration such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Legal Requirement, and the final sentence of Section 2.7(f) shall apply.

               (b) Treatment of Stock Option Plans. Except as otherwise agreed to by the parties, prior to the Effective Time, the Company shall use commercially reasonable efforts to cause (i) the payments or conversions into the right to receive cash set forth in Section 6.7(a) to extinguish all rights of participants under the Company Stock Option Plans and (ii) following the Effective Time such participant not to have any right thereunder to acquire equity securities of the Company, the Surviving Corporation, the Parent or any of their respective Subsidiaries.

               (c) Termination of the Company Purchase Plans. The Company Purchase Plan shall be terminated no later than the date of the expiration of the Offer, and no shares shall be issued under the Company Purchase Plan after such date. The Company agrees that no more than 70,000 shares of Company Common Stock shall be issued under the Company Purchase Plan during the period beginning on the date hereof and ending on the date of the expiration of the Offer.

               (d) Treatment of Deferred Stock Units and Restricted Stock. The Company shall use commercially reasonable efforts to cause (i) “Deferred Stock Units” granted under the Company Stock Option Plans or any agreement between the Company and a current or former employee of the Company and outstanding, whether or not vested, immediately prior to the Effective Time to be cancelled as of the Effective Time, and (ii) the restrictions on each share of restricted stock granted under the Company Stock Option Plans or any agreement between the Company and a current or former employee of the Company outstanding immediately prior to the Effective Time (“Restricted Stock”) to expire as of the Effective Time, and the parties agree that each holder of Deferred Stock Units or Restricted Stock shall be paid by the Surviving Corporation as soon as practicable following the Closing a single lump sum cash payment equal to the product of (A) the number of Deferred Stock Units or shares of Restricted Stock, as the case may be, and (B) the Merger Consideration for a share of Company Common Stock at the Effective Time. The parties further agree that the Company may amend the Company Stock Option Plans and any applicable agreements as the Company deems necessary or appropriate to carry out the Company’s obligations under this Section 6.7(d).

               (e) Employee Communications. With respect to matters described in this Agreement, the Company will consult with the Parent (and consider in good faith the advice of the Parent) prior to sending any material written notices or other materials to its employees.

               (f) Change in Control. The Parent acknowledges that each employee listed on Section 6.7(f) of the Company Disclosure Schedule shall, upon the consummation of the Merger, be entitled to terminate employment with the Company and its Affiliates and that any such termination shall be deemed a “constructive termination” without Cause for purposes of the employment agreements or change in control agreements applicable to each such employee.

          Section 6.8 Indemnification.

               (a) Indemnity. From and after the Effective Time, the Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any Covered Party (as hereinafter defined), subject to applicable Legal Requirements.

               (b) Insurance. For a period of six years after the Effective Time, the Parent shall cause, or shall cause the Surviving Corporation to cause, to be maintained in effect directors’ and officers’ liability insurance covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof on terms comparable to those applicable under the Company’s current directors’ and officers’ liability insurance policy(ies) for a period of six years; provided, however, that in no event will the Surviving Corporation be required to expend annually in excess of 200% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 200% of the annual premium currently paid by the Company for such coverage, the Parent shall cause or shall cause the Surviving Corporation to cause to be maintained the maximum amount of coverage as is available for such 200% of such annual premium).

               (c) Third-Party Beneficiaries. This Section 6.8 is intended to be for the benefit of, and shall be enforceable by the Covered Parties and their heirs and personal representatives and shall be binding on the Parent and the Surviving Corporation and its successors and assigns. In the event the Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of the Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to the Parent or the Surviving Corporation, as the case may be, in this Section 6.8.

               (d) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the “Covered Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer or director of the Company or any of its subsidiaries, (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement, the DIG Proceeds Loan, the other transactions and actions contemplated hereby, and all actions taken in furtherance of any of the foregoing), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each Covered Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Parent and the Surviving Corporation, jointly and severally, within ten Business Days of receipt by the Parent from the Covered Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

               (e) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries than are presently set forth in the certificate of incorporation and by-laws of the Company.

               (f) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

               Section 6.9 Conveyance Taxes. The Parent, the Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such taxes will be paid by the party bearing the legal responsibility for such payment.

          Section 6.10 Loan of DIG Gross Proceeds to Parent. Immediately after the closing of the transactions contemplated in the DIG Purchase Agreement and immediately prior to the Merger Sub’s payment for the Shares tendered pursuant to the Offer, the Company shall loan to Parent, and Parent shall borrow from the Company, the DIG Gross Proceeds to be provided to Merger Sub to pay the Offer Consideration or the Merger Consideration (the “DIG Proceeds Loan”). The DIG Proceeds Loan shall be pursuant to a promissory note in the form attached hereto as Exhibit A; provided, however, that in no event shall any term of the DIG Proceeds Loan require an increase in the Offer Consideration or the Merger Consideration or other amendment to any material term or condition of this Agreement or the Offer Documents.

ARTICLE VII

CONDITIONS TO THE MERGER

          Section 7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

               (a) Company Stockholders’ Approval. To the extent required by the Legal Requirements, the Company Stockholders’ Approval shall have been obtained; provided that the Parent may not assert this condition if it fails to vote all Shares held by it or the Merger Sub in favor of the Merger and the Company may not assert this condition if it fails to comply with Section 2.9.

               (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on the Parent and its Subsidiaries, on a combined basis with the Company and its Subsidiaries, taken as a whole, if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction or other order).

               (c) Purchase of Shares. The Parent or the Merger Sub shall have purchased Shares pursuant to the Offer, provided, however, that the Parent and Merger Sub may not assert the failure of this condition if the Merger Sub fails to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or this Agreement.

          Section 7.2 No Other Conditions. Except as expressly provided in this Article VII, there shall be no other conditions to the Merger, including any financing contingency. Without limiting the generality of the foregoing, the existence or possible existence of any post-closing adjustment to the purchase price payable in the DIG Purchase Agreement, any Objection (as defined in the DIG Purchase Agreement) or pendency or resolution of any dispute under Section 2.8 of the DIG Purchase Agreement or any issue pertaining to the Closing Balance Sheet (as defined in the DIG Purchase Agreement) shall not in any way impact, hinder, prevent or otherwise delay the Parent’s or the Merger Sub’s obligation to consummate the transactions contemplated in this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

          Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the Company Stockholders’ Approval is obtained:

               (a) by mutual written consent duly authorized by the Boards of Directors of the Parent and the Company; provided that, following the acceptance for payment of the Shares pursuant to the Offer, the affirmative vote of a majority of the Independent Directors shall be required for termination by the Company;

               (b) by either the Company or the Parent, if as a result of any of the Offer Conditions being incapable of being satisfied (i) the Merger Sub shall have failed to commence the Offer within 30 days following the date of this Agreement or (ii) the Offer shall have expired without any Shares being purchased pursuant thereto; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer;

               (c) by either the Company or the Parent, if the Merger Sub has not accepted payment for the Shares pursuant to the Offer, on or before the Outside Offer Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Offer has been the cause of, or resulted in, the failure of the Offer to have been consummated by such date;

               (d) by either the Company or the Parent, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, which order, decree, ruling or other action is final and nonappealable;

               (e) by the Parent prior to the acceptance for payment of the Shares pursuant to the Offer, if a Company Triggering Event (as defined in this Section 8.1) shall have occurred;

               (f) by the Company prior to the acceptance for payment of the Shares pursuant to the Offer, (i) if the Merger Sub or the Parent shall have materially breached any of their respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of the Parent and the Merger Sub set forth in this Agreement shall not be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of the Agreement and as of the date of termination of this

Agreement (except to the extent expressly made as of an earlier date, in which case as of such date); provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by the Parent or the Merger Sub prior to or on the date which is 30 calendar days immediately following written notice by the Company to the Parent of such breach or failure to perform;

               (g) by the Parent prior to the acceptance for payment of the Shares pursuant to the Offer, (i) if the Company shall have materially breached any of its respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of the Company set forth in this Agreement shall not be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of the Agreement and as of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date); provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by the Company prior to or on the date which is 30 calendar days immediately following written notice by the Parent to the Company of such breach or failure to perform; or

               (h) by the Company, if the Company accepts an Acquisition Proposal provided that the Company has not materially breached Section 6.1.

     For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) a Change of Company Recommendation shall have occurred for any reason, (ii) the Company shall have failed to include in the Preliminary Proxy, the Proxy/Information Statement or the Schedule 14D-9 the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger and that the stockholders of the Company accept the Offer, tender their Shares to the Merger Sub pursuant to the Offer, (iii) the Company Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement and the approval of the Merger and that the stockholders of the Company accept the Offer, tender their Shares to the Merger Sub pursuant to the Offer within 10 calendar days after the Parent requests in writing that such recommendation be reaffirmed, provided that Parent shall make such a request only upon a reasonable belief that the Company Board of Director’s recommendation may change or has changed; (iv) the Company Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (v) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with the Parent and the Company shall not have sent to its security-holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

          Section 8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.2(a), this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

          Section 8.3 Fees and Expenses.

               (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that the Parent and the Company shall share equally any SEC filing fees and the filing fees for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and Joint Voluntary Notice with CFIUS under the Defense Production Act, and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 6.4(a).

               (b) Company Termination Fee.

                    (i) Payment by the Company. In the event that this Agreement is terminated

                         (1) by the Parent or the Company pursuant to Sections 8.1(c), the Company shall pay the Parent a fee equal to US Thirty Million Dollars ($30,000,000) in immediately available funds (the “Company Termination Fee”); provided, that: (A) such payment shall be made only if (I) the Offer was commenced, (II) all Offer Conditions other than the Minimum Condition were satisfied or waived upon expiration of the term of the Offer unless the failure to satisfy the Offer Conditions other than the Minimum Condition is the result of the Company’s intentional failure to fulfill any obligation under the Agreement, (III) prior to the expiration of the Offer, there was public disclosure of an Acquisition Proposal with respect to the Company, which Acquisition Proposal shall not have been withdrawn, terminated or otherwise abandoned prior to the termination of this Agreement and (IV) within 12 months following the termination of this Agreement a Superior Offer is consummated; and (B) such payment shall be made promptly, but in no event later than five (5) Business Days after the consummation of such Superior Offer;

                         (2) by the Parent pursuant to Section 8.1(e), the Company shall promptly, but in no event later than five Business Days after the date of such termination, pay the Parent the Company Termination Fee; or

                         (3) by the Company pursuant to Section 8.1(h), the Company shall, as a condition precedent to such termination, pay the Parent the Company Termination Fee.

                    (ii) Expenses. In the event that (A) this Agreement is terminated by the Parent or the Company pursuant to Section 8.1 (c), (B) the Offer was commenced, (C) the Minimum Condition was not satisfied upon expiration of the term of the Offer, (D) prior to the expiration of the Offer there was public disclosure of an Acquisition Proposal with respect to the Company, which Acquisition Proposal shall not have been withdrawn, terminated or otherwise abandoned prior to the termination of this Agreement, (E) within 12 months following the termination of this Agreement, a Superior Proposal is consummated and (F) the Termination Fee is not otherwise payable pursuant to Section 8.3(b)(i), then the Company shall pay the Parent promptly following written request therefor an amount equal to the Parent’s and CACI International Inc’s documented out-of-pocket expenses (including attorneys’, accountants’ and financial advisors’ fees and any fees incurred by the Parent in connection with the transactions contemplated by this Agreement including the filing of the Schedule TO or the Proxy/Information Statement with the SEC and the filing of the (1) Notification and Report Forms with the FTC and DOJ under the HSR Act and the Defense Production Act; (2) the premerger notification and reports forms required under the competition laws of Germany; and (3) the negotiation of the DIG Purchase Agreement) up to a maximum amount of US Five Million Dollars ($5,000,000).

                    (iii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, the Parent makes a claim that results in a final judgment against the Company for the amounts set forth in this Section 8.3(b), the Company shall pay to the Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the base rate of Citibank N.A. in effect on the date such payment was required to be made plus 2%.

                    (iv) Liquidated Damages. Parent, Merger Sub and the Company acknowledge and agree that payment of the fees and reimbursement of expenses described in this Section 8.3(b) shall be liquidated damages in lieu of actual damages except in the event of willful breach and that such amounts are reasonable and not a penalty.

          Section 8.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholders’ Approval is obtained, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the Parent, the Merger Sub and the Company.

          Section 8.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

          Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, the Parent and the Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

          Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Parent or the Merger Sub, to:

CGI Group Inc.
1130 Sherbrooke Street West, 5th Floor
Montreal, Québec H3A2M8
Attention: Serge Godin
Telephone No.: (514) 841-3201
Telecopy No.: (514) 841-3294

with copies to:

McCarthy Tétrault LLP

Le Windsor, 1170 Peel Street
Montreal, Québec
Canada H3B 4S8
Attention: Jean -René Gauthier, Esquire
Telephone No.: (514) 397-4100
Telecopy No.: (514) 875-6246

and

Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Attention: Robert J. Grammig, Esquire
Telephone No.: (813) 227-8500
Telecopy No.: (813) 229-0134

(b)	if to the Company, to:

American Management Systems, Incorporated
4050 Legato Road, 11th Floor
Fairfax, VA 22033
Attention: Alfred T. Mockett
Telephone No.: (703) 267-5150
Telecopy No.: (703) 267-8020

with copies to:

Arnold & Porter LLP
1600 Tysons Boulevard, Suite 900
McLean, Virginia 22102-4690
Attention: Kevin J. Lavin, Esquire
Telephone No.: (703) 720-7011
Telecopy No.: (703) 720-7399

          Section 9.3 Interpretation; Certain Definitions.

               (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

               (b) For purposes of this Agreement, the term “Knowledge of the Company” means, with respect to any matter in question, the actual, current knowledge of such matter of any of the following employees of the Company: Alfred T. Mockett, Chairman and Chief Executive Officer; David R. Fontaine, Executive Vice President, General Counsel, Chief Risk Officer and Secretary; Garry Griffiths, Executive Vice President and Chief Human Resources Officer; Wick Keating, Senior Vice President and Chief Technology Officer; Donna Morea, Executive Vice President, Public Sector; James C. Reagan, Executive Vice President and Chief Financial Officer; David Sharman, Senior Vice President of Corporate Development; and Walter Howell, Executive Vice President, Commercial Sector; and Charlene Wheeless, Senior Vice President, Global Communications and Marketing.

               (c) For purposes of this Agreement, the term “Material Adverse Effect”, when used in connection with an entity, means any fact, change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or would be reasonably expected to (i) be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, prospects or results of operations of such entity taken as a whole with its Subsidiaries or (ii) prevent or materially alter or delay the consummation of the transactions contemplated by this Agreement, including the Offer, in accordance with the terms hereof and applicable Legal Requirements. Notwithstanding the foregoing, the term “Material Adverse Effect” when applied to the Company shall not include any Effect (a) relating to or resulting from economic or geopolitical conditions in general or changes in legal or regulatory conditions except to the extent that it has a disproportionate effect on the Company relative to other business entities engaged in the same line or lines of business as the Company (b) resulting from the execution or announcement of this Agreement, (c) resulting from any actions taken by Parent, Merger Sub, CACI International Inc., CACI, INC. — FEDERAL, Dagger Acquisition Corporation or any of their respective Affiliates after the date hereof and prior to the Closing Date that relate to, or affect, the business of the Company and its Subsidiaries, (d) resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement or (e) resulting from any liability, cost or expense associated with, relating to or arising from the transactions contemplated by this Agreement or the DIG Purchase Agreement (including legal, accounting and financial advisory fees and disbursements).

               (d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

               (e) For purposes of this Agreement, the term “Business Day” means any day on which banks are not required or authorized to close in Virginia or Québec.

               (f) For the purposes of this Agreement, the term “Company Material Contract” means

                    (i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

                    (ii) any Contract containing any covenant: (A) limiting the right of the Company or its Subsidiaries to engage in any material line of business, make use of any material Intellectual Property (via License Agreement or otherwise) or compete with any Person in any material line of business; (B) granting any exclusive distribution or supply rights; or (C) otherwise having an adverse effect on the right of the Company and its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies; and

                    (iii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Material Adverse Effect on any material division or business unit or other material operating group of product or service offerings of the Company or otherwise reasonably expected to have a Material Adverse Effect on the Company.

               (g) For purposes of this Agreement the term “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

               (h) For the purposes of this Agreement, the term “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties and other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

          Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          Section 9.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.8. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 6.7 are statements of intent and no Continuing Employee shall have any rights or remedies, including rights of enforcement, with respect thereto and no Continuing Employee or other Person is or is intended to be a third-party beneficiary thereof.

          Section 9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

          Section 9.7 Other Remedies; Specific Performance.

               (a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

               (b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          Section 9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Merger Sub reserves the right to transfer or assign, in whole or in part, to the Parent or to any affiliate of the Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Merger Sub of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

          Section 9.11 Consent to Jurisdiction; Waiver of Trial by Jury.

               (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(b).

*****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

CGI GROUP INC., a corporation organized under the laws of the Province of Québec

By:	/s/ Serge Godin

Name:	Serge Godin
Title:	Chairman of the Board and Chief Executive Officer

CGI VIRGINIA CORPORATION, a Delaware corporation

By:	/s/ Serge Godin

Name: Title:	Serge Godin Chairman of the Board and Chief Executive Officer

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED, a Delaware corporation

By:	/s/ Alfred T. Mockett

Name:	Alfred T. Mockett
Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

Annex A

CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, the Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in this Agreement, terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied at the scheduled expiration date of the Offer, (ii) any applicable waiting period under the HSR Act or the competition laws of Germany shall not have expired or been terminated, (iii) the period of time for any applicable review process by the CFIUS under the Defense Production Act shall not have expired or CFIUS shall have taken and not withdrawn any action or made and not withdrawn any recommendation to the President of the United Sates to block or prevent the consummation of the Offer or the Merger; (iv) the sale of the Defense and Intelligence Division has not been consummated pursuant to the terms of the DIG Purchase Agreement, or the DIG Gross Proceeds have not been loaned to Parent by the Company to the extent required pursuant to Section 6.10 of this Agreement (provided, however, that this subsection (iv) shall not serve as a condition to the acceptance of Shares tendered for payment if all conditions to the sale of the Defense and Intelligence Division have been satisfied or waived but for the closing of the Offer and the purchaser of the Defense and Intelligence Division is ready, willing and able to close upon the Merger Sub’s acceptance of the Shares tendered for payment, and provided, further, that this subsection (iv) shall be inapplicable if Parent fails to fulfill its obligations under Section 6.10 of this Agreement), or (v) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

(a) there shall have been instituted by any Governmental Entity or any other Person and be pending, or threatened in writing by any Governmental Entity, any suit, action or proceeding against the Parent, the Merger Sub or the Company challenging or seeking (i) to make illegal, restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Parent or the Merger Sub, or the consummation of the Merger transaction, (ii) to prohibit or limit materially the ownership or operation by the Company, the Parent, the Merger Sub or any of their affiliates of all or any material portion of the business or assets of the Company, the Parent or any of their affiliates, taken as a whole, or compel the Company, the Parent or any of their affiliates to divest a material portion of the business or assets of the Company, the Parent or any of their affiliates, taken as a whole, (iii) to impose or confirm limitations on the ability of the Parent, the Merger Sub or any other affiliate of the Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company’s stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated by this Agreement, or (iv) to require divestiture by the Parent or the Merger Sub of any Shares; provided, that to the extent a Governmental Entity is not a party to the suit, action or proceeding, the Parent reasonably believes, based on the advice of counsel in such proceeding, that such suit, action or proceeding has a reasonable likelihood of success;

(b) there shall have been entered, enforced, enacted or deemed applicable to (A) the Parent, the Merger Sub or the Company or (B) the Agreement, the Offer or the Merger, in any case, any statute, rule, regulation, legislation, judgment, order, injunction or decree that is reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above.

(c) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true in all respects) at and as of the date of this Agreement and the expiration of the Offer (except to the extent that such representations and warranties speak as of a specific date, in which case as of such specific date);

(d) the Company shall have breached any covenant, obligation or other agreement to be performed or complied by it under the Agreement where such breach materially hinders Merger Sub’s ability to consummate the Offer or would reasonably be expected to materially interfere with Merger Sub’s ability to assume the control and provide for the orderly transition of control of the business of the Company upon consummation of the Merger;

(e) the Agreement shall have been terminated in accordance with its terms;

(f) any of the following shall have occurred since the date of this Agreement and be continuing such that the consummation of the Offer and the other transactions contemplated by this Agreement are impracticable: (1) any general suspension of trading in, or limitation on prices for, securities on the Toronto Stock Exchange, the New York Stock Exchange or the NASDAQ, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory), (3) a material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities that would materially impair the ability to syndicate loans by banks or other financial institutions, including any limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions in the United States or Canada, or (4) a commencement or, if already commenced, a material worsening, of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or any terrorist activities which materially and adversely affects the Parent or the Company or CACI International, Inc. and DIG taken as a whole or (5) changes in legal or regulatory conditions to the extent such changes have a material, adverse and disproportionate impact on CACI International, Inc. relative to other business entities engaged in substantially the same line or lines of business;

(g) an Effect has occurred since the date of this Agreement that has had or would reasonably be expected to have a Material Adverse Effect on (i) the Company and its

Subsidiaries, taken as a whole, or (ii) the business of the Company and its Subsidiaries, taken as a whole, excluding the Defense and Intelligence Division but including the proceeds of the sale of the Defense and Intelligence Division pursuant to the DIG Purchase Agreement;

(h) a Company Triggering Event shall have occurred; provided, however, that Parent and Merger Sub shall be deemed to have waived this condition if not asserted within five (5) Business Days following the date of such Company Triggering Event; or

(i) the Merger Sub and the Company shall have agreed in writing that the Merger Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

The foregoing conditions are for the benefit of the Merger Sub and the Parent and may be asserted by the Merger Sub or the Parent unless the circumstances giving rise to any such condition resulted from or arose out of or breach of the Agreement by the Parent or the Merger Sub, or may be waived by the Merger Sub or the Parent in whole or in part at any time and from time to time in their sole and absolute discretion.

The failure by the Parent or the Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

INDEX OF DEFINED TERMS

Page
1934 Act	12
1934 Act Rules	12
Acquisition Proposal	31
Action of Divestiture	35
Agreement	1
Annex A	2
Business Day	46
Certificate	9
Certificate of Merger	7
Certificates	9
CFIUS	33
Change of Company Recommendation	30
Closing	7
Closing Date	7
Code	10
Company	1
Company Balance Sheet	18
Company Charter Documents	14
Company Common Stock	1
Company Disclosure Schedule	13
Company Financials	18
Company Material Contract	47
Company Options	15
Company Plan	26
Company Preferred Stock	15
Company Purchase Plan	8
Company SEC Reports	18
Company Stock Option Plans	8
Company Stockholders’ Approval	16
Company Stockholders’ Meeting	11
Company Termination Fee	42
Company Triggering Event	41
Confidentiality Agreement	32
Contract	47
Costs	38
Covered Parties	38
Defense and Intelligence Division	35
Defense Production Act	17
Deferred Stock Units	36
DGCL	1
DIG Gross Proceeds	24
DIG Proceeds Loan	38
DIG Purchase Agreement	14

Page
Dissenting Shares	11
DOJ	33
Effect	46
Effective Time	7
Exchange Act	12
FTC	33
GAAP	18
Governmental Entity	17
HSR Act	17
include	45
Indebtedness	27
Independent Directors	6
Knowledge of the Company	46
Legal Requirements	16
Liens	15
Material Adverse Effect	46
Merger	7
Merger Consideration	8
Merger Sub	1
Minimum Condition	2
NASDAQ	3
Necessary Consents	17
Offer	1
Offer Conditions	2
Offer Consideration	1
Offer Documents	3
Option Consideration	36
Outside Offer Date	3
Parent	1
Parent Charter Documents	22
Parent Disclosure Schedule	21
Paying Agent	9
Person	46
Proxy/Information Statement	12
Public Filing	13
Representatives	28
Restricted Stock	36
Rights	15
Rights Agreement	15
Schedule 14D-9	4
Schedule TO	3
SEC	3
Securities Act	18
Shares	1
Significant Subsidiary	14
Stockholder Tender and Voting Agreements	1

Page
Subsidiary	14
Subsidiary Charter Documents	15
Superior Offer	31
Superior Offer Notice	29
Surviving Corporation	7
Tax	47
Taxes	47
Voting Debt	15